Exhibit 99.1

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

Pharmacyclics Reports Updated Clinical Results from its Phase IA Trial of its First in Human BTK-Inhibitor PCI-32765

Company to Host Conference Call at 4:30 p.m. ET Wednesday, December 8, 2010 -

ORLANDO & SUNNYVALE, Calif., December 7, 2010 /PRNewswire-FirstCall/ -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced results from the Phase IA study of its novel orally administered Bruton's tyrosine kinase (Btk) inhibitor, PCI-32765, in patients with relapsed or refractory B cell malignancies. The abstract titled “The Btk Inhibitor, PCI-32765, Induces Durable Responses with Minimal Toxicity in Patients with Relapsed/Refractory B-Cell Malignancies: Results from a Phase I study” is being presented by Nathan Fowler, MD at the 2010 Annual Meeting of the American Society of Hematology (ASH) today at 8:15 am in Orlando, FL.

Data Results from the Phase IA Study of PCI-32765

The study enrolled 56 relapsed or refractory patients with a variety of B cell malignancies to this multi-cohort dose-escalation trial. Forty-eight of these patients are evaluable for response. The response by disease is captured below in the table.

The Phase IA study enrolled patients with multiple disease histologies including CLL/SLL, follicular lymphoma, mantle cell lymphoma, DLBCL, Marginal/Malt and Waldenstrom.  The progression-free survival varies by histology.  We have described the time on study results by histology.  Please refer to our website at http://ir.pharmacyclics.com/events.cfm to review the slides presented by Dr. Nathan Fowler at the 2010 Annual Meeting of the American Society of Hematology.

	N	CR	PR	SD	PD	NE*	TETE*	ORR % of ITT**	ORR % Of Eval**	ASCO 2010 ORR% Of Eval**
Chronic/Small Lymphocytic Leukemia (CLL/SLL)	16	1	8**	2	0	2	1	56%** (9/16)	69%** (9/13)	82%** (9/11)
Follicular Lymphoma (FL)	16	1	3	5	4	3		25% (4/16)	31% (4/13)	27% (3/11)
Mantle Cell Lymphoma (MCL)	9	3	4	1	1			78% (7/9)	78% (7/9)	75% (3/4)
Diffuse Large B Cell Lymphoma (DLBCL)	7		2	1	4			29% (2/7)	29% (2/7)	17% (1/6)
Marginal / Malt	4		1	1	1	1		25% (1/4)	33% (1/3)	33% (1/3)
Waldenstrom	4		2	1	0		1	50% (2/4)	67% (2/3)	N/A
Total	56	5	20**	11	10	6	2	45% (25/56)**	52% (25/48)**	49% (17/35)**

* Too Early Too Evaluate (TETE), are patients who are currently on study and have not had their tumor assessment. Not evaluable (NE) are patients who have not completed two cycles of treatment and/or had a least one tumor assessment done. Other abbreviations:  Complete response (CR); Partial response (PR); Stable disease (SD); Progressive disease (PD)
**2 additional evaluable patients had a nodal response with lymphocytosis and are excluded in the response categories listed in this ASH table above but were included in the totals from ASCO 2010 (far right column)

With longer-term follow-up of this Phase I trial, PCI-32765 continues to be well tolerated. As reported previously, only two patients of the enrolled 56 patients have experienced a dose limiting toxicity (DLT) on this trial (drug hypersensitivity and delay in dosing due to neutropenia for 7 days). The overall rate of grade >3 adverse events continues to be low, and significant hematologic toxicities have been uncommon (<5% incidence of grade >3 neutropenia or thrombocytopenia). No adverse events related to liver or renal function have been reported. To date, there appears to be no dose-toxicity relationship, and there is no evidence of cumulative toxicity in patients receiving treatment for >6 months. There have been only three serious adverse events that were considered drug related to the study treatment.

In addition the company announced the presentation of its poster titled “The Histone Deacetylase (HDAC) Inhibitor PCI-24781 decreases pro-inflammatory cytokine secretion in vitro and in vivo and protects against endotoxemia in a sepsis model” at the American Society of Hematology in Orlando on Monday December 6, 2010. The poster by Balasubramanian et al focuses on the anti-inflammatory properties of our HDAC inhibitor, PCI-24781.  Through modulation of the NF-kB pathway, PCI-24781 potently inhibits the transcription and secretion of pro-inflammatory cytokines and other mediators produced by myeloid cells.  As a result, PCI-24781 is effective in treating inflammatory disorders, as demonstrated by the potent inhibition of LPS-induced endotoxemia in a mouse model of sepsis.

ASH Conference Call and Webcast Details:

Date: Wednesday, December 8, 2010
Time: 4:30 pm ET
Slides used in Presentation: http://ir.pharmacyclics.com/events.cfm
Listen via Internet: http://ir.pharmacyclics.com/events.cfm
Live Participant Dial In (Toll Free): 877-407-8133
Live Participant Dial In (International): 201-689-8040

To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available for 30 days on the Investor Relations section of the company’s Web site at www.pharmacyclics.com.

About this trial

The Phase IA is a multicenter study being conducted in collaboration with investigators at leading lymphoma centers including Stanford University, MD Anderson Cancer Center, the University of Chicago, the University of Vermont, Weill Medical College of Cornell University, and the US Oncology Group. The trial is an open-label, dose-escalation study of PCI-32765 in recurrent B cell malignancies treating a minimum of 6 patients per cohort. Fifty six patients were enrolled between March 2009 and September 2010.

In the Phase IA five dose levels are being explored—1.25, 2.5, 5.0, 8.3 and 12.5 mg/kg/day. Each cycle of treatment consists of 28 consecutive days of once daily dosing followed by a 7-day rest period. Additionally two dose groups at 8.3 mg/kg/day and 560mg have also been explored using a 35-day cycle with no rest period ("continuous dosing" or "CD1 and CD2"). Dose limiting toxicities were evaluated at the end of the first cycle and drug efficacy is evaluated every 2 cycles. Safety is being monitored throughout the trial.

The Phase IB/II is a multicenter study being conducted in collaboration with investigators at leading lymphoma and leukemia centers including the University of Texas, MD Anderson Cancer Center, Stanford University, Sarah Cannon Research Institute, the University of Vermont, Weill Medical College of Cornell University, the Ohio State University and the US Oncology Group.  This open-label, fixed dose study was designed to evaluate safety and preliminary efficacy in patients with CLL/SLL who received a continuous dose of PCI-32765.  The study is evaluating two patient populations, relapsed refractory and elderly patients (naïve to therapy).  The first cohort of relapsed/refractory patients have been dosed at 420 mg (27 patients, fully enrolled) and a second cohort is being dosed at 840mg (20 patients enrolled out of 24 total planned).  The elderly patients, naïve to therapy, are being dosed at 420 mg daily and 16 patients out of a planned 24 have been enrolled.  The enrollment numbers for the Ib/II study were as of November 30, 2010 and the study continues to enroll rapidly.

About Bruton's Tyrosine Kinase Inhibitor PCI- 32765
PCI-32765 is an orally active small molecule inhibitor of Bruton's tyrosine kinase (Btk) that is being developed by Pharmacyclics for the treatment of patients with B-cell lymphoma or leukemia. Btk plays a prominent role in B-cell lymphocyte maturation by mediating B-cell receptor (BCR) signal transduction. Recent studies indicate that some B-cell lymphomas have kinases that are activated downstream of the BCR and that suppression of this signaling by a Btk inhibitor can induce apoptosis in these cells. BCR signaling is also thought to promote malignant cell expansion and survival in chronic lymphocytic leukemia (CLL).

About Non-Hodgkin's Lymphoma  Non-Hodgkin's lymphoma (NHL) is a type of malignant disease that occurs within the lymphatic system and the fifth most common form of cancer. It is caused by the abnormal proliferation of white blood cells, which spreads through the lymphatic system.  NHL can occur at any age and is often marked by lymph nodes that are larger than normal, fever, and weight loss. NHL can be broadly classified into two main clinical categories: indolent lymphomas, mainly characterized as follicular lymphomas, which tend to grow relatively slowly; and aggressive lymphomas, mainly typified as diffuse large B-cell lymphomas (DLBCL), which grow much more rapidly. According to the National Cancer Institute's SEER database the incidence of NHL (all types including indolent and aggressive) is projected at nearly 66,000 in the United States for 2009 and approximately 19,500 patients are expected to die from this disease. According to the Leukemia & Lymphoma Society (LLS), there are approximately 452,723 people in the United States living with NHL (with active disease or in remission).

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on exceptional scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do just that.

Presently, Pharmacyclics has four product candidates in clinical development, a clinical development candidate in late stage pre clinical evaluation and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q.  We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325
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